FOR IMMEDIATE RELEASE	Contact: Kent A. McKee
Memphis, TN—July 22, 2008	(901) 753-3208

MUELLER INDUSTRIES, INC. REPORTS
SECOND QUARTER 2008 EARNINGS

Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller’s net income in the second quarter of 2008 was $27.0 million, or 72 cents per diluted share. This compares with $36.4 million, or 98 cents per diluted share, for the same period of 2007. Net sales for the second quarter of 2008 were $753.5 million compared with $772.6 million in 2007. For the first half, net income was $54.4 million, or $1.45 per diluted share on net sales of $1.46 billion. This compares with net income of $55.3 million, or $1.49 per diluted share, on net sales of $1.38 billion for the first half of 2007.

Mr. Karp said, “Mueller’s earnings for the first half of 2008 were achieved despite the continuing decline in the housing industry, the sub-prime mortgage melt down, the turbulence in the financial markets, rising metal costs, sky-high energy prices and a slowing national economy. Considering these adverse circumstances, we are pleased with our results.

“Obviously, we cannot predict how long these difficult circumstances will persist. However, we are confident that Mueller’s excellent balance sheet, strong cash flows and experienced management team will allow us to maximize our competitiveness and take advantage of opportunities.”

Financial and Operating Highlights

Regarding the second quarter of 2008, Mr. Karp said:

•	“Our Plumbing & Refrigeration segment posted operating earnings of $35.4 million on net sales of $404.4 million which compares with prior year earnings of $51.7 million on net sales of $455.5 million. Operating results were affected by lower spreads and unit shipments in most product lines.

•
“Our OEM segment posted operating earnings of $19.0 million during the second quarter of 2008 on net sales of $354.0 million, which compares with operating earnings of $18.0 million on net sales of $322.2 million for the same period in 2007.

•	“During the second quarter of 2008, capital expenditures totaled $6.3 million. We expect to invest between $30 and $40 million for capital expenditures during 2008.

•	“The COMEX average price of copper was $3.80 per pound in the second quarter of 2008, which compares with $3.46 in the second quarter of 2007.

•	“Our current ratio remains solid at 3.16 to 1. We ended the quarter with $273.6 million in cash and $661.0 million in working capital.

•	“Our return on average equity was 16.3 percent for the four quarters ended June, 2008.

•	“As of quarter end, our financial leverage was modest with a debt to total capitalization ratio of 30.6 percent.

•	“Total stockholders’ equity was $765.0 million which equates to a book value per share of $20.60 of which $7.37 per share is in cash.”

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller’s operations are located throughout the United States and in Canada, Mexico, Great Britain, and China.  Mueller’s business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net sales	$753,471	$772,647	$1,457,579	$1,382,429
Cost of goods sold	661,209	661,746	1,273,006	1,198,324
Depreciation and amortization	11,004	11,306	21,988	22,272
Selling, general, and administrative expense	34,618	38,971	72,909	73,898

Operating income	46,640	60,624	89,676	87,935
Interest expense	(5,238)	(5,689)	(10,705)	(11,183)
Other income (expense), net	951	1,925	4,968	6,878

Income before income taxes	42,353	56,860	83,939	83,630
Income tax expense	(15,339)	(20,462)	(29,570)	(28,319)

Net income	$27,014	$36,398	$54,369	$55,311

Weighted average shares
for basic earnings per share	37,119	37,060	37,108	37,044
Effect of dilutive stock options	340	204	269	160

Adjusted weighted average shares
for diluted earnings per share	37,459	37,264	37,377	37,204

Basic earnings per share	$0.73	$0.98	$1.47	$1.49

Diluted earnings per share	$0.72	$0.98	$1.45	$1.49

Dividends per share	$0.10	$0.10	$0.20	$0.20

Summary Segment Data:
Net sales:
Plumbing & Refrigeration Segment	$404,414	$455,486	$788,298	$825,482
OEM Segment	353,988	322,201	680,195	565,931
Elimination of intersegment sales	(4,931)	(5,040)	(10,914)	(8,984)

Net sales	$753,471	$772,647	$1,457,579	$1,382,429

Operating income:
Plumbing & Refrigeration Segment	$35,370	$51,746	$60,454	$78,600
OEM Segment	18,963	17,999	44,537	23,493
Unallocated expenses	(7,693)	(9,121)	(15,315)	(14,158)

Operating income	$46,640	$60,624	$89,676	$87,935

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 28,	December 29,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$273,620	$308,618
Accounts receivable, net	392,826	323,003
Inventories	263,752	269,032
Other current assets	36,789	39,694
Total current assets	966,987	940,347

Property, plant, and equipment, net	303,453	308,383
Other assets	201,361	200,474

	$1,471,801	$1,449,204

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$55,365	$72,743
Accounts payable	130,182	140,497
Other current liabilities	120,478	121,813
Total current liabilities	306,025	335,053

Long-term debt	281,586	281,738
Pension and postretirement liabilities	36,001	36,071
Environmental reserves	8,873	8,897
Deferred income taxes	46,197	52,156
Other noncurrent liabilities	2,197	2,029

Total liabilities	680,879	715,944

Minority interest in subsidiary	25,895	22,765

Stockholders' equity	765,027	710,495

	$1,471,801	$1,449,204

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Six Months Ended
	June 28,	June 30,
	2008	2007
	(Unaudited)
Operating activities:
Net income	$54,369	$55,311
Reconciliation of net income to net cash
provided by operating activities:
Depreciation and amortization	22,323	22,465
Gain on early retirement of debt	(2,482)	-
Minority interest in subsidiary, net of dividend paid	1,562	(18)
Stock-based compensation expense	1,479	1,273
Loss (gain) on disposal of properties	341	(3,137)
Deferred income taxes	130	(6,140)
Income tax benefit from exercise of stock options	(69)	(124)
Changes in assets and liabilities, net of business
acquired:
Receivables	(66,599)	(78,521)
Inventories	7,489	35,467
Other assets	(2,321)	(10,948)
Current liabilities	(12,757)	78,376
Other liabilities	1,342	773
Other, net	(1,167)	2,144

Net cash provided by operating activities	3,640	96,921

Investing activities:
Capital expenditures	(14,833)	(15,638)
Net deposits into restricted cash balances	(632)	-
Acquisition of business, net of cash received	-	(31,970)
Proceeds from sales of properties	-	3,032

Net cash used in investing activities	(15,465)	(44,576)

Financing activities:
Repayments of long-term debt	(23,605)	(18,116)
Dividends paid	(7,421)	(7,410)
Issuance of debt by joint venture, net	5,411	19,054
Issuance of shares under incentive stock option plans
from treasury	1,055	977
Income tax benefit from exercise of stock options	69	124
Acquisition of treasury stock	(13)	(54)

Net cash used in financing activities	(24,504)	(5,425)

Effect of exchange rate changes on cash	1,331	525

(Decrease) increase in cash and cash equivalents	(34,998)	47,445
Cash and cash equivalents at the beginning of the period	308,618	200,471

Cash and cash equivalents at the end of the period	$273,620	$247,916